Exhibit 5(a)(8)
                                LETTER AGREEMENT



Russell Fund Distributors, Inc.
909 A Street
Tacoma, WA  98402

Dear Sirs:

Pursuant to Introductory Section 1 of the Distribution Agreement between Frank Russell Investment Company ("FRIC") and Russell Fund Distributors, Inc., dated March 7, 1988, FRIC advises you that it is creating five new Funds, each consisting of Class S Shares and Class C Shares (each, a "Class"), with the following names Tax-Managed Equity Aggressive Strategy Fund, Tax-Managed Aggressive Strategy Fund, Tax-Managed Moderate Strategy Fund, Tax-Managed Conservative Strategy Fund and Tax-Managed Small Cap Fund (the "New Funds") and is creating a new Class C Equity T Fund (of the Tax-Managed Large Cap Fund). FRIC desires Russell Fund Distributors, Inc. to serve as Distributor with respect to the Shares of each Class of each of the New Funds and of Class C of the Tax-Managed Large Cap Fund pursuant to the terms and conditions of the Distribution Agreement. The fees to be charged the Fund in return for the Distributor's services are the same as in the Distribution Agreement.

Please indicate your acceptance to act as Distributor with respect to each Class of the New Funds and of Class C of the Tax-Managed Large Cap Fund by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY

By:
      Lynn L. Anderson
      President

Accepted this       day of                   , 1999

RUSSELL FUND DISTRIBUTORS, INC.


By:
      Eric A. Russell
      President